Exhibit 99.1

MGM MIRAGE TO DISCONTINUE

ONLINE GAMING OPERATIONS

LAS VEGAS (June 4, 2003) — MGM MIRAGE today announced that it would discontinue operations of its online casino, PLAYMGMMIRAGE.com, on June 30, 2003.

“We set out to prove that online casino gaming could be implemented with the same high standards of regulatory integrity as land-based operations,” said Terry Lanni, Chairman and CEO of MGM MIRAGE.

“We were successful in demonstrating a working model that provided the proper checks for jurisdictional control, age verification and the necessary security and responsible gaming measures required to function in a regulated market,” Mr. Lanni said.

The company established MGM MIRAGE Online in September of 2001 with the stated purpose of developing an operational model that would ensure against money laundering while providing customers with the same exciting game content found in Las Vegas and other U.S. gaming markets.

MGM MIRAGE confined its activities to jurisdictions in which online wagering was permitted and did not accept customers from the United States and other jurisdictions which do not permit such activities.

“Unfortunately, even in light of a successful working model, the legal and political climate in the U.S. and several countries around the world remains unclear.  The fact is that millions of U.S. citizens currently participate in online gaming in an unregulated environment.  We believe that a more sound and realistic public policy would be to regulate the activity and hold operators to the highest standards of probity and integrity.  MGM MIRAGE Online has clearly established that the regulatory model works.

“In the meantime, millions of U.S. citizens who are currently playing casino games online every day must continue to do so without the protections provided by common sense regulations that we believe should be implemented.  The day will clearly arrive when this activity will be legalized and regulated and we will participate fully at that time,” Mr. Lanni said.

As a result of the announcement, the company will record a loss from discontinued operations of approximately $5 million, net of tax, in the second quarter related primarily to (1) unrecoverable costs of software and hardware utilized in the operation, (2) second quarter operating losses of MGM MIRAGE Online, and (3) tax benefits related to the above items and to prior period operating losses.

“We have proven critics wrong who said that online gaming could never be properly regulated.  We greatly appreciate the efforts of our staff who have paved the way for the implementation of a regulatory structure from a technological perspective. We simply have to wait for the political climate to change and reality to set in,” Mr. Lanni said.

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MGM MIRAGE Online is based in the Isle of Man, an internally self-governing dependency of the British Crown.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Golden Nugget in downtown Las Vegas; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Golden Nugget in Laughlin, Nevada; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is also a 50-percent owner of Borgata, a destination casino resort under development on Renaissance Pointe in Atlantic City, New Jersey. Borgata is scheduled to open in summer 2003. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at <www.mgmmirage.com>.